UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 12, 2016

Code Rebel Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-37377	46-4825060
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Ho’okele Street, Suite 102 Kahului, HI	96732
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (808) 871-6496

Not applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2016, Code Rebel Corporation (“Code Rebel”) granted Mr. Reid Dabney, Chief Financial Officer and Secretary of Code Rebel, an incentive stock option to purchase 400,627 shares of common stock of Code Rebel (“Optioned Shares”) at an initial exercise price per share of $2.44, which was deemed to be equal to or greater than the fair market value of a share of common stock as of the close of market on the date of the grant.  The incentive stock option was granted pursuant to a Stock Option Agreement (“Stock Option Agreement”) and in accordance with Code Rebel’s 2014 Equity Incentive Award Plan (the “Plan”). Under the Stock Option Agreement, (i) 25% of the Optioned Shares vest on the date of grant, and (ii) the remaining 75% of the Optioned Shares vest in equal monthly installments as of the last calendar day of each month over a period of 18 vesting periods, with the first vesting date being January 31, 2016, subject to acceleration upon certain events including a Change in Control, disability (each, as defined by the Plan) or death.

The foregoing description of the stock option grant is qualified in its entirety by the Stock Option Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K (“Current Report”).

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Stock Option Agreement, dated January 12, 2016 between Code Rebel Corporation and Reid Dabney.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2016	CODE REBEL CORPORATION

	By:	/s/ Arben Kryeziu
Name: Arben Kryeziu
Title: Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Stock Option Agreement, dated January 12, 2016 between Code Rebel Corporation and Reid Dabney.